Exhibit 99.1

BRINKER INTERNATIONAL REPORTS SECOND QUARTER RESULTS
DALLAS (Jan. 30, 2018) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal second quarter ended Dec. 27, 2017.
Highlights include the following:

•	On a GAAP basis, earnings per diluted share were $0.54 for the second quarter of fiscal 2018 representing a 21.7 percent decrease from $0.69 in the second quarter of fiscal 2017

•
Earnings per diluted share, excluding special items, were $0.87 for the second quarter of fiscal 2018 representing a 22.5 percent increase from $0.71 in the second quarter of fiscal 2017 (see non-GAAP reconciliation below)

•
The Tax Cuts and Jobs Act of 2017 (the "Tax Act") negatively impacted GAAP net income by $3.9 million or $0.08 per diluted share, consisting of $8.7 million or $0.18 per diluted share for the revaluation of the Company's net deferred tax assets, partially offset by the impact from the decrease in the statutory tax rate of $4.8 million or $0.10 per diluted share for the second quarter of 2017

•
Brinker International's total revenues were $766.4 million in the second quarter of fiscal 2018 decreasing 0.6 percent compared to the second quarter of fiscal 2017, and company sales were $742.7 million in the second quarter of fiscal 2018 decreasing 0.8 percent compared to the second quarter of fiscal 2017

•
Chili’s company-owned comparable restaurant sales decreased 1.5 percent in the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017. Chili's U.S. franchise comparable restaurant sales decreased 1.7 percent in the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017

•	Chili's international franchise comparable restaurant sales increased 0.1 percent in the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017

•	Maggiano’s comparable restaurant sales increased 1.8 percent in the second quarter of fiscal 2018 compared to the second quarter of fiscal 2017

•
Operating income, as a percent of total revenues, was 7.1 percent for the second quarter of fiscal 2018 compared to 8.0 percent for the second quarter of fiscal 2017 representing a decrease of approximately 90 basis points

•
Restaurant operating margin, as a percent of company sales, was 14.9 percent for the second quarter of fiscal 2018 compared to 15.1 percent for the second quarter of fiscal 2017 representing a decrease of approximately 20 basis points (see non-GAAP reconciliation below)

•
For the first six months of fiscal 2018, cash flows provided by operating activities were $119.7 million and capital expenditures totaled $48.6 million. Free cash flow was $71.1 million (see non-GAAP reconciliation below)

•
The Company is updating its fiscal 2018 outlook and now estimates earnings per diluted share, excluding special items and the revaluation of the Company's deferred tax accounts, to be in the range of $3.42 to $3.52 for fiscal 2018

“Brinker saw performance improve across the business during the second quarter, especially related to our initiatives to change traffic trends at Chili’s,” said Wyman Roberts, chief executive officer and president.  “With this foundational strategy in place, we will focus on targeted segments of the business we believe will enhance the guest experience and drive traffic.”

Exhibit 99.1

Table 1: Q2 comparable restaurant sales1
Company-owned, reported brands and franchise; percentage

	Q2 18	Q2 17
Brinker International	(1.0)	(2.9)
Chili’s Company-Owned
Comparable Restaurant Sales	(1.5)	(3.3)
Pricing Impact	2.3	1.8
Mix-Shift[2]	0.6	1.4
Traffic	(4.4)	(6.5)
Maggiano’s
Comparable Restaurant Sales	1.8	(0.8)
Pricing Impact	1.1	2.6
Mix-Shift[2]	1.1	(0.9)
Traffic	(0.4)	(2.5)

Chili's Franchise[3]	(1.0)	(3.5)
U.S. Comparable Restaurant Sales	(1.7)	(3.0)
International Comparable Restaurant Sales	0.1	(4.2)

Chili's Domestic[4]	(1.6)	(3.2)
System-wide[5]	(1.0)	(3.1)

1	Comparable restaurant sales includes all restaurants that have been in operation for more than 18 months.
2	Mix-shift is calculated as the year-over-year percentage change in company sales resulting from the change in menu items ordered by guests.
3
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

4	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise-operated Chili's restaurants in the United States.
5
System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise-operated Chili's restaurants.

Quarterly Operating Performance
CHILI’S second quarter company sales decreased 1.3 percent to $623.6 million from $632.1 million in the prior year primarily due to a decline in comparable restaurant sales. As compared to the prior year, Chili's restaurant operating margin1 declined. Restaurant labor, as a percent of company sales, increased compared to the prior year due to higher wage rates, partially offset by lower employee health insurance costs and incentive bonuses. Cost of sales, as a percent of company sales, increased slightly compared to the prior year due to unfavorable product mix on beef, ribs and chicken and unfavorable commodity pricing on produce, partially offset by increased menu pricing and favorable commodity pricing on beef. Restaurant expenses, as a percent of company sales, decreased due to lower advertising and repairs and maintenance expenses, partially offset by sales deleverage.

MAGGIANO’S second quarter company sales increased 2.1 percent to $119.1 million from $116.6 million in the prior year primarily due to an increase in comparable restaurant sales. As compared to the prior year, Maggiano's restaurant operating margin1 improved. Restaurant expenses, as a percent of company sales, decreased primarily due to sales leverage and lower property taxes, preopening and workers' compensation insurance expenses. Restaurant labor, as a percent of company sales, decreased compared to the prior year due to sales leverage and lower incentive bonuses, partially offset by higher wage rates. Cost of sales, as a percent of company sales, was negatively impacted by unfavorable commodity pricing, partially offset by increased menu pricing.
1Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses and excludes Depreciation and amortization expenses. (See non-GAAP reconciliation below)

FRANCHISE AND OTHER revenues increased 6.3 percent to $23.7 million for the second quarter of fiscal 2018 compared to $22.3 million in the prior year second quarter primarily due to higher gift card-related revenues. Brinker franchisees generated approximately $324 million in sales2 for the second quarter of fiscal 2018.

2Royalty revenues are recognized based on the sales generated and reported to the Company by franchisees.
Other
Depreciation and amortization expense decreased $1.7 million for the current quarter compared to the second quarter of fiscal 2017 primarily due to an increase in fully-depreciated assets and restaurant closures, partially offset by depreciation on asset replacements and new restaurant openings.

General and administrative expense decreased $0.5 million for the current quarter compared to the second quarter of fiscal 2017 primarily due to lower compensation-related expenses.

Income Taxes
The Tax Act was enacted on December 22, 2017 with an effective date of January 1, 2018. The enactment date occurred prior to the end of the second quarter of fiscal 2018 and therefore the federal statutory tax rate changes stipulated by the Tax Act were reflected in the current quarter. The Tax Act lowered the federal statutory tax rate from 35 percent to 21 percent effective January 1, 2018. Brinker’s federal statutory tax rate for fiscal 2018 is now 28 percent, representing a blended tax rate for the current fiscal year based on the number of days in the fiscal year before and after the effective date. For subsequent years, our federal statutory tax rate will be 21%. We were also required to revalue our deferred tax accounts using the new federal statutory tax rate in the period in which the Tax Act was enacted. The Company's deferred tax position is a net asset and as a result, the reduction in the federal statutory tax rate resulted in a one-time non-cash adjustment to our net deferred tax balance of $8.7 million with a corresponding increase to the provision for income taxes in the second quarter of fiscal 2018.

On a GAAP basis, the effective income tax rate increased to 38.3 percent in the second quarter of fiscal 2018 from 28.2 percent in the second quarter of fiscal 2017. This increase was driven by the revaluation of the Company’s deferred tax accounts pursuant to the Tax Act, partially offset by the positive impact of lowering the federal statutory tax rate and lower profits. Excluding the impact of special items and the revaluation of the Company’s deferred tax accounts, the effective income tax rate decreased to 19.5 percent in the second quarter of fiscal 2018 compared to 28.1 percent in the second quarter of fiscal 2017 primarily due to the lower corporate tax rate and lower profits.

Fiscal 2018 Outlook Update
The Tax Act will have a material impact on the Company’s effective tax rate for fiscal 2018. The Company estimates adjusted earnings per diluted share, excluding special items and the revaluation of the Company's deferred tax accounts, for fiscal 2018 will be in the range of $3.42 to $3.52 including the effective rate impact of the Tax Act. Previously, the Company expected the effective income tax rate excluding the impact of special items to be approximately 27 to 29 percent for fiscal 2018. The Company's effective tax rate excluding the impact of special items and the revaluation of the deferred tax accounts is now expected to be approximately 20 to 22 percent. The Company believes providing estimated fiscal 2018 earnings per diluted share guidance provides investors the appropriate insight into the Company's ongoing operating performance.

Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, excluding special items, and other key line items in the statements of comprehensive income and will only provide updates if there is a material change versus the original guidance. We are unable to reliably forecast special items such as restaurant impairments, restaurant closures, reorganization charges and legal settlements without unreasonable effort.  As such, we do not present a reconciliation of forecasted non-GAAP measures to the corresponding GAAP measures.  If special items are reported in the remainder of fiscal 2018, reconciliations to the appropriate GAAP measures will be provided.

Non-GAAP Measures
Brinker management uses certain non-GAAP measures in analyzing operating performance and believes that the presentation of these measures in this release provides investors with information that is beneficial to gaining an understanding of the Company’s financial results. Non-GAAP disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.  Reconciliations of these non-GAAP measures are included in the tables below.

Table 2: Reconciliation of net income excluding special items
Q2 18 and Q2 17; $ millions and $ per diluted share

Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the Company’s ongoing operating performance and a more relevant comparison to prior period results.

	Q2 18	EPS Q2 18	Q2 17	EPS Q2 17
Net Income	$25.4	$0.54	$34.6	$0.69
Special items[1]	9.3	0.20	1.3	0.03
Income tax effect related to special items[2]	(2.4)	(0.05)	(0.3)	(0.01)
Special items, net of taxes	6.9	0.15	1.0	0.02
Adjustment for tax items[3]	8.3	0.18	—	—
Net Income excluding special items	$40.6	$0.87	$35.6	$0.71

1	See footnote "b" to the consolidated statements of comprehensive income for additional details on the composition of these amounts.
2
The income tax effect related to special items is based on the statutory tax rate in effect at the end of each quarter presented. The tax rate used for Q2 fiscal 2018 is based on the tax rate stipulated by the Tax Act enacted on December 22, 2017.

3
Amounts represent the revaluation of our net deferred taxes using the new lower corporate tax rate pursuant to the Tax Act. Additionally, this amount includes $0.4 million of tax benefits from the settlement of stock-based compensation awards in the provision for income taxes.

Table 3: Reconciliation of restaurant operating margin
Q2 18 and Q2 17; $ millions

Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative to operating income as an indicator of financial performance. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance of ongoing restaurant-level operations. We define restaurant operating margin as Company sales less Company restaurant expenses, including Cost of sales, Restaurant labor and Restaurant expenses. Restaurant expenses includes advertising expense. We believe this metric provides a more useful comparison between periods and enables investors to focus on the performance of restaurant-level operations by excluding revenues not related to food and beverage sales at company-owned restaurants, corporate General and administrative expense, Depreciation and amortization, and Other gains and charges.

Restaurant operating margin excludes Franchise and other revenues which are earned primarily from franchise royalties and other non-food and beverage revenue streams such as banquet service charges, digital entertainment revenues and gift card breakage. Depreciation and amortization expense, substantially all of which is related to restaurant-level assets, is excluded because such expenses represent historical costs which do not reflect current cash outlays for the restaurants. General and administrative expense includes primarily non-restaurant-level costs associated with support of the restaurants and other activities at our corporate offices and is therefore excluded. We believe that excluding special items, included within Other gains and charges, from restaurant operating margin provides investors with a clearer perspective of the Company’s ongoing operating performance and a more useful comparison to prior period results. Restaurant operating margin as presented may not be comparable to other similarly titled measures of other companies in our industry.

	Q2 18	Q2 17
Operating income - GAAP	$54.4	$61.5
Operating income as a percent of total revenues	7.1%	8.0%

Operating income	54.4	61.5
Less: Franchise and other revenues	(23.7)	(22.3)
Plus: Depreciation and amortization	37.7	39.3
General and administrative	33.1	33.5
Other gains and charges	9.3	1.3
Restaurant operating margin - non-GAAP	$110.8	$113.3
Restaurant operating margin as a percent of company sales	14.9%	15.1%

Table 4: Reconciliation of free cash flow
Q2 18; $ millions

Brinker believes presenting free cash flow provides a useful measure to evaluate the cash flow available for reinvestment after considering the capital requirements of our business operations.

Twenty-six Week Period Ended Dec. 27, 2017
Cash flows provided by operating activities - GAAP	$119.7
Capital expenditures	(48.6)
Free cash flow - non-GAAP	$71.1

 Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on Brinker's website at 9 a.m. CST today (Jan. 30) -

http://investors.brinker.com/phoenix.zhtml?c=119205&p=irol-EventDetails&EventId=5266817

For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on Brinker's website until the end of the day Feb. 27, 2018.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on Brinker's website under the Financial Information section of the Investor tab.
Forward Calendar
- SEC Form 10-Q for the second quarter of fiscal 2018 filing on or before Feb. 5, 2018; and
- Third quarter earnings release, before market opens, May 1, 2018.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of December 27, 2017, Brinker owned, operated, or franchised 1,682 restaurants under the names Chili’s® Grill & Bar (1,630 restaurants) and Maggiano’s Little Italy® (52 restaurants).

Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our current plans and expectations and involve risks and uncertainties which could cause actual results to differ materially from our historical results or from those projected in forward-looking statements. These risks and uncertainties are, in many instances, beyond our control. Such risks and uncertainties include, among other things, general business and economic conditions, financial and credit market conditions, litigation, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, loss of key management personnel, product availability, actions of activist shareholders, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, material weaknesses in internal control over financial reporting, governmental regulations, tax reform, inflation, technology failures, and failure to protect the security of data of our guests and teammates, as well as the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K and future filings with the Securities and Exchange Commission.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 27, 2017	Dec. 28, 2016	Dec. 27, 2017	Dec. 28, 2016
Revenues:
Company sales	$742,688	$748,709	$1,459,630	$1,486,119
Franchise and other revenues (a)	23,712	22,334	46,160	43,416
Total revenues	766,400	771,043	1,505,790	1,529,535
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	192,883	193,537	380,480	385,839
Restaurant labor	250,416	248,692	501,491	499,262
Restaurant expenses	188,649	193,131	376,778	389,774
Company restaurant expenses	631,948	635,360	1,258,749	1,274,875
Depreciation and amortization	37,655	39,305	76,175	78,191
General and administrative	33,088	33,546	65,446	66,083
Other gains and charges (b)	9,261	1,306	22,415	7,384
Total operating costs and expenses	711,952	709,517	1,422,785	1,426,533
Operating income	54,448	61,526	83,005	103,002
Interest expense	14,321	13,641	28,205	22,450
Other, net	(1,015)	(383)	(1,491)	(682)
Income before provision for income taxes	41,142	48,268	56,291	81,234
Provision for income taxes	15,776	13,631	21,048	23,364
Net income	$25,366	$34,637	$35,243	$57,870

Basic net income per share	$0.55	$0.70	$0.74	$1.11

Diluted net income per share	$0.54	$0.69	$0.74	$1.09

Basic weighted average shares outstanding	46,432	49,833	47,362	52,339

Diluted weighted average shares outstanding	46,880	50,480	47,806	53,028

Other comprehensive income (loss):
Foreign currency translation adjustment (c)	$(198)	$(1,664)	$820	$(2,145)
Other comprehensive income (loss)	(198)	(1,664)	820	(2,145)
Comprehensive income	$25,168	$32,973	$36,063	$55,725

(a)
Franchise and other revenues primarily includes royalties, development fees, franchise fees, Maggiano's banquet service charge income, gift card breakage and discounts, digital entertainment revenue, Chili's retail food product royalties and delivery fee income.

(b)	Other gains and charges include:

	Thirteen Week Periods Ended		Twenty-Six Week Periods Ended
	Dec. 27, 2017	Dec. 28, 2016	Dec. 27, 2017	Dec. 28, 2016
Restaurant closure charges	$4,306	$321	$4,544	$2,827
Restaurant impairment charges	1,974	1,851	9,133	1,851
Lease guarantee charges	1,433	—	1,433	—
Foreign currency transaction loss	882	—	882	—
Hurricane-related costs	572	—	5,220	—
Accelerated depreciation	483	—	966	—
Gain on the sale of assets, net	(348)	(2,569)	(303)	(2,569)
Information technology restructuring	—	209	—	2,700
Severance	—	—	—	293
Other	(41)	1,494	540	2,282
	$9,261	$1,306	$22,415	$7,384

(c)
The foreign currency translation adjustment included in comprehensive income on the consolidated statements of comprehensive income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture (prior to divestiture) from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the businesses.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Dec. 27, 2017	June 28, 2017

ASSETS
Current assets	$194,474	$144,325
Net property and equipment (a)	958,084	1,000,614
Total other assets	247,987	258,694
Total assets	$1,400,545	$1,403,633
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current installments of long-term debt	$8,265	$9,649
Other current liabilities	443,611	426,712
Long-term debt, less current installments	1,365,255	1,319,829
Other liabilities	136,274	141,124
Total shareholders’ deficit	(552,860)	(493,681)
Total liabilities and shareholders’ deficit	$1,400,545	$1,403,633

(a)
At Dec. 27, 2017, the Company owned the land and buildings for 190 of the 997 company-owned restaurants. The net book values of the land totaled $143.2 million and the buildings totaled $91.7 million associated with these restaurants.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twenty-Six Week Periods Ended
	Dec. 27, 2017	Dec. 28, 2016
Cash Flows From Operating Activities:
Net income	$35,243	$57,870
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	76,175	78,191
Stock-based compensation	6,287	8,152
Restructure charges and other impairments	14,457	8,000
Net loss (gain) on disposal of assets	1,294	(811)
Changes in assets and liabilities	(13,747)	(8,578)
Net cash provided by operating activities	119,709	142,824
Cash Flows from Investing Activities:
Payments for property and equipment	(48,559)	(60,055)
Proceeds from sale of assets	325	3,022
Insurance recoveries	1,000	—
Proceeds from note receivable	480	—
Net cash used in investing activities	(46,754)	(57,033)
Cash Flows from Financing Activities:
Borrowings on revolving credit facility	320,000	100,000
Payments on revolving credit facility	(276,000)	(138,000)
Purchases of treasury stock	(71,792)	(349,994)
Payments of dividends	(35,445)	(36,944)
Payments on long-term debt	(5,091)	(1,862)
Proceeds from issuances of treasury stock	1,042	3,837
Proceeds from issuance of long-term debt	—	350,000
Payments for debt issuance costs	—	(10,216)
Net cash used in financing activities	(67,286)	(83,179)
Net change in cash and cash equivalents	5,669	2,612
Cash and cash equivalents at beginning of period	9,064	31,446
Cash and cash equivalents at end of period	$14,733	$34,058

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	Second Quarter Openings Fiscal 2018	Total Restaurants Dec. 27, 2017	Projected Openings Fiscal 2018
Company-owned restaurants:
Chili’s domestic	3	940	5-6
Chili’s international	—	5	—
Maggiano’s	—	52	1
Total company-owned	3	997	6-7
Franchise restaurants:
Chili’s domestic	1	316	5-7
Chili's international	9	369	38-43
Total franchise	10	685	43-50
Total restaurants:
Chili’s domestic	4	1,256	10-13
Chili's international	9	374	38-43
Maggiano’s	—	52	1
Grand total	13	1,682	49-57

FOR ADDITIONAL INFORMATION, CONTACT:
MIKA WARE
INVESTOR RELATIONS
investor.relations@brinker.com

AISHA FLETCHER
MEDIA RELATIONS
media.requests@brinker.com
(800) 775-7290

6820 LBJ FREEWAY
DALLAS, TEXAS 75240